UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 11, 2014

OLIN CORPORATION
(Exact name of registrant as specified in its charter)

Virginia	1-1070	13-1872319
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

190 Carondelet Plaza, Suite 1530 Clayton, MO (Address of principal executive offices)	63105-3443 (Zip Code)

(314) 480-1400 (Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05    Costs Associated with Exit or Disposal Activities

On December 11, 2014, the Company made the determination to permanently close a portion of its Becancour, Quebec, Canada facility that has been shut down since late June 2014. This action reduces the facility’s chlor alkali capacity by 185,000 tons.

The Company will record pretax restructuring charges of approximately $10 million in fourth quarter 2014 in connection with the capacity reduction. The Company currently estimates that these restructuring charges will consist of:

Description	Amount (in millions)
Restructuring Costs Related to Capacity Reduction
Write-off of equipment (non-cash)	$3
Employee-related costs	3
Lease and other contract termination costs	4
Total	$10

In the next 18 months, the Company expects to incur additional charges of approximately $5 million associated with facility exit costs related to this capacity reduction.

Safe Harbor Statement

This report contains forward-looking statements, including those regarding the effect of the permanent closure of a portion of our Becancour, Quebec, Canada facility, the reduction of 185,000 tons of chlor alkali capacity and the expected amount of costs and/or charges. All forward-looking statements are based on management’s estimates, projections and assumptions as of the date hereof and include the assumptions that underlie such statements. These statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including but not limited to, the Company’s ability to convert and shut down the operations discussed in this filing in a timely and effective manner; changes in the Company’s business requirements; and other risks described in the Company’s SEC filings. The Company undertakes no obligation to revise or update any forward-looking statements.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OLIN CORPORATION

By:	/s/ Todd A. Slater
	Name:	Todd A. Slater
	Title:	Vice President and Chief Financial Officer

Date: December 12, 2014